Exhibit 99.3

Second Amended Complaint in the Maryland Litigation

- 2 - 61128\151883\10310177.v16-11/22/23 Allen R. Hartman and Hartman vREIT XXI, Inc., stockholders of record of more than 5% of the common stock of Silver Star Properties REIT, Inc. (“Silver Star”), a Maryland corporation, file this Second Amended Complaint for declaratory and injunctive relief requiring Silver Star to be liquidated pursuant to the terms of its Charter, to compel Silver Star and its board of directors to hold an annual meeting of stockholders as required by Md. Corp. and Assn. art. § 2-501, to compel Silver Star to provide a stockholder list to plaintiffs as required by Md. Corp. and Assn. art. § 2-513, and to declare a purported amended bylaw passed in response to this suit in an attempt to avoid an annual stockholder meeting void and unenforceable. Plaintiffs also seek a TRO and preliminary injunction requiring Silver Star to provide a stockholder list to plaintiffs, and enjoining Silver Star from soliciting consents from stockholders under the amended bylaw, and a preliminary injunction enjoining the acquisition of additional real estate assets by Silver Star, and allege as follows: INTRODUCTION 1. Section 15.2(a) of Silver Star’s Charter requires Silver Star to begin the process of liquidating its assets if, within 10 years of the termination of its initial public offering, the Board of Directors has not caused Silver Star’s common stock to be listed or quoted for trading on an established securities exchange unless the Board of Directors has obtained the approval of a majority of Silver Star’s stockholders to defer the liquidation or approve an alternate strategy. The 10-year period has expired without the requisite stockholder approval, so Silver Star is required to begin liquidating assets and winding up its affairs. The failure to do so breaches the Charter, which is a contract among the State of Maryland, Silver Star and Silver Star’s stockholders. 2. Further, as more fully set forth below, the current directors (other than Allen Hartman) of Silver Star (the “Directors”) are seeking to entrench themselves by doing everything

- 3 - 61128\151883\10310177.v16-11/22/23 possible to avoid an annual meeting at which new directors can be elected. The Directors have: (1) refused to call an annual meeting of stockholders as required by the Maryland General Corporation Law, Md. Corps. & Assn’s §§ 1-101 through 3-907 (the “MGCL”) and Article II, Section 2 of Silver Star’s bylaws and Section 8.1 of Silver Star’s Charter; (2) refused to provide plaintiffs with access to a stockholder list as required by the MGCL; and (3) in response to the original complaint in this action seeking an order compelling an annual meeting, have purported to amend the bylaws of Silver Star (the “Bylaws”) to allow Silver Star to avoid holding an annual meeting. The amendment to the Bylaws violates the MGCL and the Third Amended and Restated Articles of Incorporation of Silver Star, as corrected and amended to date (the “Charter”) and/or was passed in bad faith. 3. The entrenched directors are proceeding to solicit stockholders of Silver Star pursuant to the purportedly amended Bylaws. Plaintiffs seek preliminary and permanent injunctive relief against any solicitation pursuant to the amended Bylaw, a declaration that the amended Bylaw is void and unenforceable, an order compelling Silver Star to provide plaintiffs with its stockholder list and an order compelling the holding of an annual meeting at the earliest practicable date. ALLEGATIONS The Parties 4. Plaintiff Allen R. Hartman (“Hartman”) owns shares of Silver Star’s common stock. 5. Plaintiff Hartman vREIT XXI, Inc. (“Hartman vREIT”) owns shares of Silver Star’s common stock.

- 4 - 61128\151883\10310177.v16-11/22/23 6. Hartman and Hartman vREIT together are the record owners of more than 5% of the outstanding shares of common stock of Silver Star and have been such record owners for at least six months. 7. Defendant Silver Star is a Maryland corporation taxed as a Real Estate Investment Trust (“REIT”). While Silver Star is registered with the Securities and Exchange Commission, its stock is not publicly traded. 8. Defendants Gerald W. Haddock, Jack I. Thompkins, and James S. Still are Directors of Silver Star and comprise its Executive Committee through which Silver Star purports to operate. 9. The Directors are subject to personal jurisdiction in Maryland by virtue of being directors of a Maryland corporation. Under Maryland law, service on directors of a Maryland corporation is effective by serving the Resident Agent of the corporation for which they are directors. Md. Code Ann., Cts. and Jud. Proc. § 6-102.1. The Underlying Dispute 10. Hartman and the Directors who serve on the Executive Committee have been involved in disputes. Hartman, while still a Director of Silver Star, was removed from its Executive Committee. 11. As relevant here, Hartman believes that the Executive Committee has embarked on a plan of action for Silver Star to sell its current assets comprised of commercial real estate in Texas at too low a value and to embark on an unwise strategy of investing in self-storage facilities. 12. The entrenched Executive Committee disagrees with Hartman. 13. The Board of Silver Star is required under its Charter to liquidate the assets of the Corporation and wind down operations because Silver Star has not become publicly traded.

- 5 - 61128\151883\10310177.v16-11/22/23 14. Plaintiffs seek: (1) a declaration and injunctive relief requiring the liquidation and winding down of Silver Star pursuant to its Charter; and (2) the ability afforded to them under the MGCL and the Charter and Bylaws to vote for directors, whether the entrenched existing directors or an alternative slate of directors to be nominated by Hartman, at a duly called annual meeting of stockholders and/or to communicate with Silver Star’s stockholders who can decide to vote for directors who express their view of the direction Silver Star should take by voting for directors in a usual stockholder election. 15. There are disputes between the parties relating to the rights under the Charter and under Maryland corporate law which can be resolved by the entry of appropriate declaratory relief. 16. Plaintiffs will be irreparably harmed in the absence of injunctive relief. COUNT I (DECLARATORY AND PRELIMINARY AND PERMANENT INJUNCTIVE REQUIRING THE LIQUIDATION OF SILVER STAR) 17. The allegations in paragraphs 1 – 16 are incorporated herein by reference. 18. The Charter is a contract among the State of Maryland, Silver Star and Silver Star’s stockholders. 19. The duration of Silver Star is set forth in Article XV of the Charter. 20. Section 15.2(a) of the Charter provides that Silver Star shall begin the process of liquidating its assets unless the Board of Directors has caused Silver Star’s common stock to be listed or quoted for trading on an established securities exchange within 10 years of the termination of Silver Star’s initial public offering, unless the Board of Directors has obtained approval of a majority of Silver Star’s stockholders to defer the liquidation or of an alternate strategy. 21. Silver Star’s initial public offering was completed more than 10 years ago.

- 6 - 61128\151883\10310177.v16-11/22/23 22. A majority of Silver Star’s stockholders did not approve the deferral of a liquidation or an alternate strategy prior to the 10th anniversary of the termination of Silver Star’s initial public offering. 23. Silver Star is in breach of its Charter, and the Executive Committee is breaching its duty by not having initiated the liquidation of Silver Star’s assets. 24. Notwithstanding the requirement that Silver Star be liquidated, the Executive Committee and Silver Star improperly continue to acquire real estate assets. COUNT II (FAILURE TO HOLD A STOCKHOLDER MEETING) 25. The allegations in paragraphs 1 – 16 are incorporated herein by reference. 26. Section 2-501 of the MGCL (“Section 2-501”) provides that a “corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers[,]” 27. The annual meeting of stockholders of a corporation provides an opportunity for stockholders to elect members of the Board of Directors. 28. Section 8.1 of the Charter provides as follows: There shall be an annual meeting of the Stockholders, to be held upon written notice at such time (at least 30 days after the delivery of the annual report) and convenient location, within or outside of the State of Maryland, as shall be determined by or in the manner prescribed by the Bylaws, for the election of the Directors . . . The Directors shall take reasonable steps to ensure that the annual meeting is held. (Emphasis added). 29. Prior to August 25, 2023, when this suit was filed, Section 2 of Article II of the Silver Star’s Bylaws provided that “[a]n annual meeting for the election of directors . . . shall be held on a date and time set by the Board of Directors in each year commencing with calendar year 2010.”

- 7 - 61128\151883\10310177.v16-11/22/23 30. Silver Star failed to hold an annual meeting in 2022 and has not held, or indicated that it intends to hold, an annual meeting thus far in 2023. 31. To assure that Silver Star would hold an annual meeting in 2023, counsel for Hartman wrote to the Senior Vice-President and General Counsel of the Company (“Silver Star’s Counsel”) in a letter dated July 19, 2023 transmitted by e-mail seeking confirmation that Silver Star would hold an annual meeting on or before December 31, 2023 as required by Section 2-501, the Charter and the Legal Bylaws. A copy of the letter is appended as Exhibit 1. A key point of holding an annual meeting is so shareholders would have the opportunity to vote for an alternative slate of directors to be nominated by Hartman. 32. A simple confirmation that such a meeting would be scheduled and held would have obviated the need for this lawsuit. 33. Instead, Silver Star’s Counsel ambiguously responded to multiple requests for confirmation that an annual meeting would be scheduled and held on or before December 31, 2023. In the final request, Mr. Hartman’s counsel again asked for confirmation that the prior response meant that such a meeting would be held on or before December 31, 2023 and “[i]f I do not hear from you by August 10th, then I will assume that you are unwilling to confirm that a meeting will be called in 2023. . .” Silver Star’s Counsel again responded ambiguously that “The timing of a meeting is up to the Executive Committee . . . I have made all of the representations that I can give you at the present time.” A copy of the chain of e-mails is attached as Exhibit 2. 34. The failure to simply confirm that an annual meeting of stockholders will be scheduled and held on or before December 31, 2023 was all the more troubling given ongoing disputes between Mr. Hartman and the other members of Silver Star’s Directors. 35. On August 25, 2023, counsel for plaintiffs provided a copy of the original complaint in this matter to Silver Star’s Counsel by e-mail.

- 8 - 61128\151883\10310177.v16-11/22/23 36. On August 30, 2023, Silver Star filed a Current Report on Form 8-K with the SEC to disclose that, effective August 28, 2023 – just three days after receiving a copy of the original complaint – the Executive Committee had amended Section 2 of Article II of the Legal Bylaws, pursuant to a First Amendment to the Bylaws of Silver Star (the “First Amended Bylaw”), to purportedly permit stockholders to elect directors “without a meeting, if a consent in writing or by electronic transmission to such action is given by a quorum of the stockholders[.]” A copy of the First Amended Bylaw is attached as Exhibit 3. 37. The Executive Committee’s action in approving the First Amended Bylaw was, in addition to being unlawful as discussed in Count III below, clearly adopted in an attempt to accomplish an end run around having an annual meeting, entrenching the Executive Committee, and disenfranchising stockholders, including plaintiffs, of their important right to vote for directors of their choice at a duly called and held annual meeting. An Annual Meeting requires a quorum of the holders of 50% of the outstanding shares to be present for a valid meeting. Thereafter, the directors are elected who receive a plurality of the votes (i.e. if a quorum of 51%, and three directors receive 30% and the alternative slate each receive 21%, the directors who received 30% of the votes are elected, even though they did not receive 50%.). In a consent solicitation, for a director to be elected he or she must receive the affirmative votes of the holders of 50% of the outstanding shares. If no director receives a sufficient number, then it is a failed election and the incumbents remain in office. The only reason to solicit consents for the election of directors in lieu of holding an annual meeting is so that there will be a failed election and the incumbents remain in office pursuant to MGCL § 2-405. 38. Following the filing of the First Amended Complaint, Silver Star’s Board of Directors (other than Mr. Hartman) adopted a Bylaw (the “Amended Bylaw”) to accomplish the

- 9 - 61128\151883\10310177.v16-11/22/23 same purpose as the First Amended Bylaw. A copy of the Amended Bylaw is attached as Exhibit 5. 39. Given the timetable that must be followed in scheduling an annual meeting, plaintiffs are filing herewith a motion to expedite consideration of this matter. COUNT III (Failure to Comply With Stockholder Demand To Inspect Stock Ledger and Injunctive Relief) 40. The allegations in paragraphs 1 – 16 are incorporated herein by reference. 41. Section 2-513 of the MGCL (“Section 2-513”) provides that stockholders who “together are and for at least six months have been stockholders of record . . . of at least 5 percent of the outstanding stock of any class of a corporation” have the right “on request or in writing or by electronic transmission, inspect and copy during usual business hours the corporation’s books of account and its stock ledger. . ..” 42. In addition to the unqualified right afforded by Section 2-513, Section 8.7 and Section 8.8 of the Charter guarantees to “any Stockholder” the right to inspect and copy Silver Star’s stockholder list “in connection with matters relating to Stockholder’s voting rights, and the exercise of Stockholder rights under federal proxy laws.” 43. On August 25, 2023, pursuant to Section 2-513(b) and the Charter, plaintiffs demanded that Silver Star permit them to inspect and copy Silver Star’s stock ledger within 20 days of the request and requested that such list be provided electronically. A copy of the demand is appended as Exhibit 4. 44. As with the demand for an annual meeting of stockholders, Silver Star did not respond. 45. By e-mail dated September 19, 2023, counsel for plaintiffs asked in-house counsel for Silver Star to confirm that Silver Star’s stock ledger was available.

- 10 - 61128\151883\10310177.v16-11/22/23 46. Silver Star again did not respond. 47. By e-mail dated September 25, 2023, counsel for plaintiffs advised counsel for Silver Star that Tom Lightsey of Holman Fenwick Willan LLP in Houston, Texas, as the plaintiffs’ agent, would be at Silver Star’s principal office on Tuesday, September 26, 2023 between 2:00 p.m. and 5:00 p.m. for the purpose of inspecting and copying Silver Star’s stock ledger. 48. Silver Star’s Counsel responded that Silver Star would not permit inspection and, as a basis therefor, incorrectly asserted (citing to case law from outside of Maryland that addressed the law of the District of Columbia) that plaintiffs did not articulate a legitimate purpose for the requested inspection. 49. Plaintiffs seek to inspect the stock ledger so that they have the ability to communicate with stockholders. Neither the MGCL nor the Charter requires plaintiffs to articulate any basis for demanding such inspection. 50. Silver Star’s rejection of the demand for inspection was improper. 51. Silver Star is contacting stockholders pursuant to the Amended Bylaw challenged herein. 52. By refusing to provide Plaintiffs with a stockholder list, Silver Star and the Executive Committee are improperly attempting to preclude Plaintiffs from communicating with Silver Star’s stockholders. 53. The request for inspection of the stockholder list is urgent and requires a TRO and preliminary injunctive relief. 54. Plaintiffs will be irreparably injured if Silver Star and the Executive Committee can contact stockholders but they cannot.

- 11 - 61128\151883\10310177.v16-11/22/23 COUNT IV (Declaration that Purported Bylaw Amendment Is Void and Unenforceable and Preliminary and Permanent Injunctive Relief) 55. The allegations in paragraphs 1-16 and 26 – 39 are incorporated herein by reference. 56. Plaintiffs seek a declaratory judgment pursuant to Md. Code. Ann., Cts. & Jud. Proc. Art. Section 3-406 to determine a question of actual controversy between the parties. Plaintiffs’ status as stockholders are being affected by attempts to amend Silver Star’s bylaw in a way which violates Maryland law. 57. The First Amended Bylaw was adopted “by the Executive Committee (the ‘Committee’) of the Board of Directors (the ‘Board’) of the Company exercising its decision-making power of the Board[.]” Subsequently, upon the filing of the First Amended Complaint asserting that the Executive Committee lacked the power under Maryland law to enact a bylaw, the Directors (other than Mr. Hartman) adopted a bylaw to effectively accomplish what the Executive Committee sought to adopt (the “Amended Bylaw”), a copy of which is appended as Exhibit 5. 58. The original attempt to amend the Bylaws was void and unenforceable because MGCL Section 2-411(a)(2)(iii) expressly prohibits the Board from delegating to the Executive Committee the power to amend the Bylaws. 59. The Amended Bylaw purports to allow the election of directors and transaction of business without an annual meeting of the stockholders of Silver Star if a consent in writing or by electronic submission to such action is given by a quorum of the stockholders. 60. The Amended Bylaw is void and unenforceable for either of two reasons: (1) the Amended Bylaw violates MGCL 2-505(b)(2) because the Charter does not permit the purported

- 12 - 61128\151883\10310177.v16-11/22/23 change; and/or (2) the Amended Bylaw was enacted in bad faith in response to this lawsuit in an attempt to avoid holding an annual meeting and entrench the current directors. 61. The Amended Bylaw is void and unenforceable because Silver Star’s Charter does not permit a consent to the election of directors by less than unanimous consent of the stockholders. As a general rule, the common stockholders of a Maryland corporation may take action (including with respect to the election of directors) in one of two ways: (1) at a duly held and called meeting of the common stockholders at which a quorum is present; and/or (2) without a meeting provided that every common stockholder entitled to vote on the action provides the corporation with a written consent to such action. Notwithstanding the foregoing, MGCL Section 2-505(b)(2) provides for a third possibility – the taking of an action with the written consent of less than all of the common stockholders but only if the corporation’s charter expressly permits that method of action: : If authorized by the charter of a corporation, the holders of shares of common stock entitled to vote generally in the election of directors may take action or consent to any action by providing a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting at which all stockholders entitled to vote on the action were present and voted if the corporation gives notice of the action not later than 10 days after the effective date of the action to each holder of shares of the class or series of common stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. (Emphasis added). 62. The Charter does not authorize the holders of Silver Star’s common stock to take action (including consenting to the election of directors without an annual meeting) other than with the unanimous consent thereof. . 63. Section 2-210(a) of the MGCL prohibits the bylaws of a Maryland corporation from containing any provision that is “inconsistent with law[.]” The Amended Bylaw is “inconsistent

- 13 - 61128\151883\10310177.v16-11/22/23 with law” because it provides that directors can be elected without a meeting (through written consents) by less than all of the common stockholders, a provision that, as noted above, MGCL Section 2-505(b)(2) reserves solely for inclusion in the Charter. Neither MGCL Section 2- 505(b)(2) nor any other provision of the MGCL permits the Bylaws to provide for such manner of action by the common stockholders. 64. Even if it could be argued that the Charter permits the Board of Directors (who, it should be noted, has the sole power to amend, adopt or repeal the Bylaws) to decide whether the common stockholders should or should not have the power to take action by less than with the unanimous written consent thereof , it was improper for the Directors to seek to avoid an annual meeting by amending the Bylaws to write out the provisions requiring an annual meeting of, or action by the unanimous written consent of, common stockholders after a stockholder made demand on the Board to hold an annual meeting and filed suit to compel an annual meeting. 65. The Amended Bylaw was adopted in bad faith in response to this lawsuit seeking an annual meeting of the stockholders at which directors could be elected to determine the direction the corporation should take. 66. By its own admission in court pleadings, Silver Star is contacting stockholders pursuant to the purportedly Amended Bylaw. To make matters worse, this consent solicitation, which Silver Star has stated it has commenced, is in violation of federal securities laws. 67. Plaintiffs’ rights as stockholders of Silver Star will be irreparably harmed in the absence of injunctive relief prohibiting Silver Star from soliciting stockholder consent to dispense with an annual meeting pursuant to the Amended Bylaw.

GORDON FEINBLATTIL ivrToRN LYS A'r ANDRE\V BULGIN Pus -r 1.1,V.titnn kily 19, 2023 V1,‘, EMAIL Otiractisintri Michael Racwan, Esquire Senior Vice President and General Counsel Silver Star Properties REIT, Inc. 2909 Hilleroft, Suite 420 Houston, TX 77057 Re; Allen Hartmail Dear Mr. Racusin: hsol 4 410 This firm represcnts Allen R. Hartman, flartman vRE1T XXI, Inc., and Hartman XX. Holdings, Inc., who, ;dong with their related entities (collectively, the "Hartman F,ntities“), own sharcs of common stock of Sibiu Star Properties Inc.,REIT, a Maryland corporation ("Silver Star"), Section 2-501(a) ofthe Maryland General Corporation Law provides duit a Maryland corporation "shall holt/ an amuit meeting of its stockholders to elect directors ud transact any other business within ils powers," Similarly, Section ) ofArtick .1! oC Siivcr Stars bylaws (the "Bylaws") provides that "[ajn animal meeting of stockholders for the eh:ici:ion of drrectors and the transaction ofany business ‘vithin the powers of the Corporation shall be held on a date and at the Ilune set by the .Board of directors in each yearH" Silver Star lias repeatedly breached Maryland law and lime Bylaws by not holding an annulai meeting of stockholders, Silver Star lias flot yet kid an annual meeting in 2023 and Mi., Hartman told us that Silver Star% board of directors luis indieated to hua that it does flot intend to cati or eonvene an annual meeting in 2023, To avoid any direct« entrenchment, the Hartman Entities .believe that it is imperative that stockholders be givcn the. opportunity to eleet direetors, 1,010 will represent thein and serve their interests. *Please confit-ni by August 2, 2023 that the board of directors of Silver Star Mil MI and çonvene an annual meeting of stockholders on or before December 31, 2023, ff Silver Star .fails co.mply.with tins demand, then the flartman Entities will promptly file suit to compel an EXHIBIT 1

GORDON•FEINBLATT LLC
ATTORNEYS AT LAW

Michael Racusin, Esquire
July 19, 2023
Page 2

annual meeting and/or take such other actions as they deem appropriate to ensure that the composition of the board of directors properly reflects the will of the stockholders.

Sincerely,

DocuSigned by:
Andrew Bulgin
57AB6D99D9A34A8...
Andrew D. Bulgin

cc: Mr. Allen R. Hartman (via e-mail)
Jerrold A. Thrope, Esq. (via email)

Thrope, Jerrold A. From: Bulgin, Andrew D. Sent: Tuesday, August 8, 2023 3:27 PM To: Michael Racusin Cc: Thrope, Jerrold A. Subject: RE: Silver Star Properties REIT, Inc. Allen Hartman Michael, I note that you have not returned my call from last week or responded in a meaningful way to my last email asking for a very straight-forward response to our demand. If you fail to confirm — in no uncertain terms by the close of business tomorrow that Silver Star's Board will call an annual meeting of stockholders to be held on or before December 31, 2023, then the Hartman Entities will file a complaint in the Circuit Court for Baltimore City, Maryland against Silver Star and its Board pursuant to which it will seek to compel a 2023 annual meeting. We will not reach out again before filing suit. ANDY ANDREW BULGIN, MEMBER GORDON FE:IN.BLATT LLC 1001 FLEET STREET. SUITE 700, BALTIMORE, MD 21 202 DIRECT DIAL AND FAX: (4 10) 576-4280 MOBILE: (443) 857-1 133 E-MAIL: ABUI...GINOGFRI...AW.COM 810: HTTP://WWW.GERLAW.C-0M/ANDREW BULGIN/ &BEST PLACES TO WORK PaV14 From: Bulgin, Andrew D. <abulgin@gfrlaw.com> Sent: Thursday, August 3, 2023 3:24 PM To: Michael Racusin <mracusin@hi-reit.com> Cc: Thrope, Jerrold A. cjthrope@gfrlamcom> Subject: RE: Silver Star Properties REIT, Inc. - Allen Hartman ..ca EXHIBIT 2 With respect, your responses appear disingenuous and evasive. I'm not asking you to commit to a date in 2023 on which the meeting will be held. I'm simply asking you to confirm that Silver Star's Board will call an annual meeting to be held on SOME DATE in 2023. You seem to not want to do that. The Maryland General Corporation Law and Silver Star's bylaws require an annual meeting each year. So, my request simply calls for a yes or no answer —will the Board call an annual meeting of stockholders to be held on SOME DATE in 2023? ANDY ANDREW BULGIN, MEMBER GORDON FEINBLATT LLC 1001 FLELI STREET. Sum: 700. BALTIMORE, MD 21202 DIRECT DIAL AND FAX: (41 0) 5764280 MoE311...E: (443) 857-1133 EMAIL: .ABuL.G11\0?-gIFEL,Aw.cgm. BIO: HTTP://WWW.GFRLAW,COM/ANDREW BULGIN/ From: Michael Racusin <mracusin@hi-reit.com> Sent: Thursday, August 3, 2023 3:17 PM To: Bulgin, Andrew D. <abulgin@gfrlaw.com> Cc: Thrope, Jerrold A. <ithrope@gfrlaw.com> Subject: [EXTERNAL.] RE; Silver Star Properties REIT, Inc. - Allen Hartman Attention: This email was sent from someone outside of Gordon Feinblatt LLC, Always use caution when opening attachments or clicking links from unknown senders or when receiving unexpected ernalls. The timing of a meeting is up to the Executive Committee of the Company's Board of Directors. I have made all of the representations that Ican give to you at the current time. Yours truly, MICHAEL RACUSIN I SENIOR VICE PRESIDENT AND GENERAL COUNSEL SILVER STAR PROPERTIES REIT, INC. 2909 HilIcroft Suite 420 Houston, TX 77057 800.880.2212 Toll Free I 713.586.2612 Office 1713.724.3708. Cell mracusin@ni-reit.com I www,hi-reit.corrA sWE R STAR — PROPERTIES — CONFIDENTIALITY NOTICE: The information contained in this message (including attachments) is legally privileged and confidential and protecte.d from disclosure by the Electronic Communications Privacy Act, 18 USC 2510-2521. tithe reader of the message is not the intended recipient, you are hereby notified that any retention, dissemination, distribution, or copying uf this communication Is strictly prohibited. If you received this communication in error, please notify us immediately and delete the.original message. Thank you, 2

From: Burgin, Andrew D. <34,0,tilginegfriaw,com5 Sent: Thursday, August 3, 2023 1:20 PM To: Michael Racusin <mracusin@hi-reit.com> Cc: Thrope, Jerrold A. qthrope@gfriaw.com> Subject: RE: Silver Star Properties REIT, Inc. - Allen Hartman Mr. Racusin, Although you seem reluctant for some reason to provide a straight-forward answer to a very simple and straight-forward question, I interpret your response to mean that the Board and/or its Executive Committee will call an annual meeting of stockholders to be held on or before December 31, 2023. Please let me know immediately if my interpretation of your response is correct or incorrect so that the Hartman Entities can take appropriate action, If I do not hear from you by August 10th, then Iwill assume that you are unwilling to confirm that a meeting will be called in 2023 and the Hartman Entities will act accordingly. ANDY ANDREW BULGIN, MEMBER GORDON FE1NBLATT LLC 1001 FLEET STREET, SUITE 700, BALTIMORE, MD 21 202 DIRECT DIAL. AND FAX: (4 10) 576-4280 Mom...E.: (443) 857-1 133 EMAIL: ABULGLIN@GFRLAW.tcply1 E310: FITTP://NA/WW.GFRLAW.COM/ANDREW BULGIN/ mosat 000000,3 (•) tEST 10 WORK \ 0.1don f.A.blzett LAC CV*4•01,0 / • From: Michael Racusin <niracusin@hi-reit,com> Sent: Thursday, August 3, 2023 11:15 AM To: Bulgin, Andrew D. <abulgin@gfrlaw.com> Cc: Thrope, Jerrold A. <ithropeegfrlaw.com> Subject: [EXTERNAL] RE: Silver Star Properties REIT, Inc. - Allen Hartman Attention: This email was sent from someone outside of Gordon Feinblatt Ile. Always use caution when opening attachments or clicking links from unknown senders or when receiving unexpected emails. 3

Mr. Bulgin,

To answer your question, they intend to comply with the requirements. The actual timing is up to the and the Executive Committee of the Company's Board of Directors.

Yours truly,

MICHAEL RACUSIN | SENIOR VICE PRESIDENT AND GENERAL COUNSEL
SILVER STAR PROPERTIES REIT, INC.
2909 Hillcroft Suite 420
Houston, TX 77057

800.880.2212 Toll Free | 713.586.2612 Office | 713.724.3708 Cell
mracusin@hi-reit.com | www.hi-reit.com

SILVER STAR
— PROPERTIES —

CONFIDENTIALITY NOTICE: The information contained in this message (including attachments) is legally privileged and confidential and protected from disclosure by the Electronic Communications Privacy Act, 18 USC 2510-2521. If the reader of the message is not the intended recipient, you are hereby notified that any retention, dissemination, distribution, or copying of this communication is strictly prohibited. If you received this communication in error, please notify us immediately and delete the original message. Thank you.

From: Bulgin, Andrew D. <abulgin@gfrlaw.com>
Sent: Tuesday, August 1, 2023 4:03 PM
To: Michael Racusin <mracusin@hi-reit.com>
Cc: Thrope, Jerrold A. <jthrope@gfrlaw.com>
Subject: RE: Silver Star Properties REIT, Inc. - Allen Hartman

Mr. Racusin,

Thank you for your response. To make sure that I correctly understand your statement, please confirm, as requested in my letter, that Silver Star Properties REIT, Inc. intends to call an annual meeting of stockholders to be held on or before December 31, 2023.

ANDY

ANDREW BULGIN, MEMBER
GORDON FEINBLATT LLC
1001 FLEET STREET, SUITE 700, BALTIMORE, MD 21202
DIRECT DIAL AND FAX: (410) 576-4280
MOBILE: (443) 857-1133
E-MAIL: ABULGIN@GFRLAW.COM
BIO: HTTP://WWW.GFRLAW.COM/ANDREW_BULGIN/

4

0000000 PI,ACIS TO tY F;A Gordon tainblett 14.0 From: Michael Racusin <niracusinPhlwreit.com> Sent: Tuesday, August 1, 2023 4:36 PM To: Bulgin, Andrew D. <abulgiplogfrlaw.com> Cc: Thrope, Jerrold A. <ithrope@gfrlaw.com> Subject: [EXTERNAL] RE: Silver Star Properties REIT, Inc. - Allen Hartman Attention: This email was sent from someone outside of Gordon Feinblatt LW. Always use caution when opening attachments or clicking links from unknown senders or when receiving unexpected emails. Mr. Bulgin, Thank you for contacting me about this issue. Please be advised that Silver Star Properties REIT, Inc. (the "Company") and the Executive Committee of the Company's Board of Director's intends to comply with the terms of the Company's governing documents and applicable law. Yours truly, MICHAEL RACUSIN SENIOR VICE PRESIDENT AND GENERAL COUNSEL SILVER STAR PROPERTIES REIT, INC. 29091-Iiiicroft Suite 420 Houston, TX 77057 800,880.2212 Toll Free 1713.586.2612 Office 713,724.3/08 Cell mracusinflii-reit.com 1www.hi-reit.corn trig14„6. SILVER STAR —pROPEaTI LS — CONFIDENTIALITY NOTICE: 1he information contained in this message (including attachments) is legally privileged and confidential and protected from disclosure by the Electronic Communications Privacy Act, 18 USC 2510-.2521. If the reader of the message is not the intended recipient, you are hereby notified that any retention, dissemination, distribution, or copying of this communication is strictly prohibited. If you received this communication in error, please notify us immediately and delete the of iginal message. Thank you. 5

From: Bu'gin, Andrew D. <abulgin@gfrlaw.corn> Sent: Wednesday, July 19, 2023 3:38 PM To: Michael Racusin <mracusin@hi-reit.com> Cc: Thrope, Jerrold A. <ithropeeifrlaw.coin> Subject: Silver Star Properties REIT, Inc. - Allen Hartman Dear Mr. Racusin, Please see the attached letter. ANDY ANDREW BULGIN, 14117,TMBER GORDON FEINBLATT EtC 1001 Ft...F-Er STREET, SUITE 700, BALTIMORE. MD 21 202 DIRECT DIAL: (410) 576-4280 MOBILE: (443) 657-1 133 E-MAIL: ABULGIN@GFRLAW,COM 13(0: FITTP://WWW,GFRLAW.COM/ANDRE7AW GORDON iFEINBLATTii, A'r Tt)RNEYS AT LAW The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you. M,.....,........e,....M.M..v...1M,.........,..,...•..................*.... 4 • 4r .. ......•.* r .4 •r• •rrr. r• :X. '‘. ..' ''' * .. Y .• The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you. 14.4•441,••••••••••. ... • The information supplied In this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you. The information supplied in this message may be legally privileged. If you are the intended recipient of this message, the sender does not intend delivery to you to waive any privilege or right pertaining to this message. If you have received this message in error, please immediately notify the sender by return e-mail, and delete the errant message. Thank you. 5

EX-3.1 2 firstamendmenttothebylawso.htm EX-3.1 FIRST AMENDMENT TO THE BYLAWS OF SILVER STAR PROPERTIES REIT, INC. a Maryland corporation This FIRST AMENDMENT TO THE BYLAWS ("First Amendment") of SILVER STAR PROPERTIES REIT, INC. (F/K/A HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.), a Maryland corporation (the "Company") is entered into and effective as ofAugust 28, 2023, by the Executive Committee (the "Committee") of the Board of Directors ("Board") of the Company exercising its decision-making power of the Board. All defined terms not defined herein shall have the meaning ascribed to them in the Bylaws (as defined below). RECITALS: WHEREAS, the Company is governed by the bylaws of the Company effective as of March 30, 2009 (the "Bylaws"); WHEREAS, pursuant to Article XIV of the Bylaws the Board of Directors may adopt, alter or repeal the Bylaws; and WHEREAS, the Committee wishes to alter the Bylaws as stated herein. AGREEMENT: NOW, THEREFORE, the Bylaws are hereby amended as follows: I. Article II, "Meetings of Stockholders", Section 2, "Annual Meeting" shall be deleted in its entirety and replaced with: "The stockholders shall elect directors and transact any business within the powers of the Corporation either (i) in person at an annual meeting, which may be accomplished telephonically or remotely via the interne, or (ii) without a meeting, if a consent in writing or by electronic transmission to such action is given by a quorum ofthe stockholders, at the discretion ofthe Board of Directors." 2. Article II, "Meetings of Stockholders", Section 4, "Notice" shall be amended to allow notice to be sent electronically and such notice shall be deemed delivered immediately after sending to the stockholder's email address ofrecord. [Signatures appear on thefollowing page] EXHIBIT 3

IN WITNESS WHEREOF, this First Amendment has been executed by the parties hereto. /s Gerald Haddock Gerald Haddock, Executive Chairman /s Jack Tompkins Jack Tompkins, Director /s James Still James Still, Director

GORDON FFINBLATT ATTORNEYS AT LAW ANDREW D. litJI.GIN PtioNWFAX 410.576.4280 abulgin@gfrlaw.com August 25, 2023 VIA EMAIL (mracusinaiThi-reit.com) Michael Racusin, Esquire Senior Vice President and General Counsel Silver Star Properties REIT, Inc. 2909 Hillcroft, Suite 420 Houston, TX 77057 Dear Mr. Racusin: 1001 FLEVI- SrREwr SUITE 700 BALTIMORE, MD 21202-4146 410.576.4000 www.girlaw.com Re: Hartman Entities Books and Records Demand As you know, this firm represents Allen R. Hartman, Hartman vREIT XXI, Inc. ("vREIT"), and certain, of their related entities. Based on the number ofissued and outstanding shares of common stock of Silver Star Properties R.EIT, Inc., a Maryland corporation ("Silver Star"), reported in Silver Star's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2023, Mr. Hartman and vREIT are the record owners of, in the aggregate, at least 5% of the issued and outstanding shares of Silver Star's common stock, and they have held such shares for at least six months. Although Silver Star's stock records should be sufficient to establish the foregoing ownership assertion, we have attached hereto certifications by Mr. Hartman and vREIT as to their record ownership ofthe common stock. Pursuant to Section 2-513 ofthe Maryland General Corporation Law (the "MGCL"), Mr. Hartman and vREIT hereby request a copy of Silver Star's stock ledger or, in the event that Silver Star does not maintain the original or a duplicate stock ledger at its principal office, a list of Silver Star's stockholders that includes their names and contact information from Silver Star's transfer agent. In accordance with MGCL Section 2-513(c), the foregoing records must be made available within 20 days ofthe date hereof (i.e. , by September 1.4, 2023), and we request that it be made available by electronic transmission sent to the undersigned. This letter should not be construed as a request under Rule 14a-7 of the Securities and Exchange Act of 1934, as amended, although the Hartman Entities reserve all rights to request stockholder information pursuant to such rule. EXHIBIT 4

GORDON • FEINBLATT LLC
ATTORNEYS AT LAW

Michael Racusin, Esquire
August 25, 2023
Page 2

We thank you in advance for your prompt attention to this matter.

Sincerely,

DocuSigned by:
Andrew Bulgin
57A89D99D9A34A8...
Andrew D. Bulgin

cc: Mr. Allen R. Hartman (via e-mail)
Jerrold A. Thrope, Esq. (via email)

EXHIBIT 5